Exhibit (d)(5)
May 9, 2005
J.P. Morgan Trust Company, National Association
Four New York Plaza, 15th Fl
New York, New York 10004
Attn: Francine Springer
By Facsimile: 212-623-6205

Re:	2.50% Convertible Senior Notes
due 2023 of Fisher Scientific International Inc.
Ladies and Gentlemen:
          Pursuant to Section 14.2 of the Indenture, dated as of July 7, 2003 (the “Indenture”), by and between Fisher Scientific International Inc., a Delaware corporation (the “Company”) and J.P. Morgan Trust Company, National Association, as trustee (the “Trustee”), relating to the Company’s 2.50% Convertible Senior Notes due October 1, 2023 (the “Notes”), please be advised that, in accordance with the terms of the Notes and the Indenture, the Company hereby elects, pursuant to Section 7.1(a), to terminate its right to pay the Purchase Price in Common Stock.
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Indenture.

Very truly yours, FISHER SCIENTIFIC INTERNATIONAL INC.
By:	/s/ Kevin P. Clark
	Name:	Kevin P. Clark
	Title:	Vice President, Chief Financial Officer

     IN WITNESS WHEREOF, the undersigned have caused this Certificate to be duly executed as of May 9, 2005.

By:	/s/ Kevin P. Clark
	Name:	Kevin P. Clark
	Title:	Vice President, Chief Financial Officer

By:	/s/ Chet Mehta
	Name:	Chet Mehta
	Title:	Vice President, Treasurer

[Signature Page to Officer’s Certificate]